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                                                                Exhibit 23.1

                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333- ) of our report dated September 10, 1997, except for
Note 18 for which the date is October 1, 1997, on our audit of the consolidated financial statements and financial statement schedule of Hypercom Corporation as of June 30, 1997 and 1996 and for the three years in the period ended June 30, 1997, appearing in the registration statement on Form S-1 (File No. 333-35461) of Hypercom Corporation filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data."

                                        Coopers & Lybrand L.L.P.


COOPERS & LYBRAND L.L.P.
Phoenix, Arizona
November 14, 1997